Exhibit 99.1

CNS Pharmaceuticals Reports Full Year 2021 Financial Results and Provides Corporate Update

2021 marked by operational advancements on clinical and regulatory fronts

Company continues to execute progression of lead program, Berubicin, in ongoing potentially pivotal global clinical trial

Platform opportunities for expansion into additional oncology indications with significant unmet needs

Closed on $11.5M private placement to advance towards planned milestones

HOUSTON, TX (March 3, 2022) – CNS Pharmaceuticals, Inc. (NASDAQ: CNSP) ("CNS" or the "Company"), a biopharmaceutical company specializing in the development of novel treatments for primary and metastatic cancers in the brain and central nervous system, today reported its financial results for the year ended December 31, 2021 and provided a clinical update of its anti-cancer drug candidates currently in development for the treatment of primary and metastatic brain and CNS cancer.

2021 Key Highlights

•	May 2021: Commenced patient enrollment in the potentially pivotal study (CNS-201) evaluating efficacy of Berubicin in the treatment of adult recurrent Glioblastoma Multiforme (rGBM), one of the most aggressive types of brain cancer;
•	June 2021: FDA granted Fast Track Designation to CNS Pharmaceuticals for Berubicin for the treatment of recurrent GBM;
•	September 2021: Dosed first group of patients with Berubicin in the potentially pivotal study for the treatment of GBM;
•	December 2021: Received approval from “swissethics,” the umbrella organization of the cantonal Ethics Committees (EC) in Switzerland, for the Company's potentially pivotal study of Berubicin for the treatment of recurrent GBM; and
•	January 6, 2022: Announced a $11.5M private placement, priced at-the-market under Nasdaq rules.

“Operationally 2021 was a terrific year for the Company as we established the global framework for building and expanding our potentially pivotal clinical study of berubicin for the treatment of GBM. Our priority remains focused on advancing berubicin to bring a meaningful treatment to patients, families and clinicians, who currently have extremely limited and often ineffective treatment options. I am continually impressed by the speed and efficiency with which our small team has executed our Berubicin trial. At the onset of 2022 we completed a $11.5 million private placement which enables us to continue driving the development of berubicin this year towards the milestones ahead of us,” commented John Climaco, CEO of CNS Pharmaceuticals. “While staying steadfast in our primary goal of bringing berubicin to GBM patients, we are also continually evaluating platform opportunities for expansion into additional oncology indications to bolster our pursuit of therapies for patients through developing novel treatments for primary and metastatic cancers. I am very pleased with the progress we’ve made over the past year, but am even more so looking forward to what lays ahead for CNS Pharmaceuticals.”

Clinical Programs Update

Berubicin – Novel anthracycline

CNS’ lead product candidate, Berubicin, is a novel anthracycline and the first anthracycline to appear to cross the blood-brain barrier. Berubicin is currently in development for the treatment of a number of serious brain and CNS oncology indications. In mid-2021 the Company announced it has dosed the first group of patients in its potentially pivotal study evaluating the efficacy of Berubicin in the treatment of adult GBM, one of the most aggressive types of brain cancer. Further patient enrollment, randomization and dosing is currently underway as well as a robust lineup of clinical sites located globally which are advancing toward activation and enrollment.

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The FDA granted CNS Pharmaceuticals Fast Track Designation for Berubicin which enables more frequent interactions with the FDA to expedite the development and review process. As previously announced, the Company also received Orphan Drug Designation from the FDA which may provide seven years of marketing exclusivity upon approval of an NDA.

For more information about the potentially pivotal Berubicin trial, visit clinicaltrials.gov and reference identifier NCT04762069.

Upcoming Milestones

•	Expand potentially pivotal study to evaluate efficacy of Berubicin in the treatment of adult GBM into additional countries;
•	Interim analysis of the trial when 30-50% of the total expected patients have been on study for 6 months (expected during first half of 2023); and
•	Complete enrollment in potentially pivotal clinical trial for GBM.

WP1244 Portfolio - Novel class of DNA-binding agents

The Company continues to advance the development of its WP1244 drug technology, which utilizes anthracycline and distamycin-based scaffolds to create small molecule agents and is believed to be 500x more potent than daunorubicin in inhibiting tumor cell proliferation. Preclinical studies of WP1244 demonstrated high uptake in the brain with antitumor activity. The Company’s development work has produced a new mesylate salt of WP1244, now identified as WP1874. The enhanced solubility of this salt may increase its ability to be formulated for use in an IV infusion, while maintaining similar potency and toxicity characteristics. Going forward, WP1874 will be the primary focus in our development efforts of the WP1244 portfolio. CNS Pharmaceuticals is also evaluating the use of WP1244/WP1874 in the treatment of other primary brain and central nervous system cancers, as well as cancers metastatic to the brain including pancreatic, ovarian, and lymphomas.

Upcoming Milestones

•	File IND in 2023.

Summary of Financial Results for the Full Year 2021

The net loss for the year ended December 31, 2021 was approximately $14.0 million compared to approximately $9.5 million for the comparable period in 2020. The change in net loss is attributable to increased personnel and activity associated with preparing for and commencing the Company's potentially pivotal clinical trial of Berubicin for recurrent glioblastoma multiforme in 2021. The Company reported research and development expenses of $9.3 million for the year ended December 31, 2021 compared to approximately $5.1 million for the comparable period in 2020. The expenses incurred during the period were related to drug manufacturing and labor related to the preparation for and commencement of the Company's potentially pivotal Berubicin study. General and administrative expense was approximately $4.7 million for the year ended December 31, 2021 compared to approximately $4.4 million for the comparable period in 2020.

As of December 31, 2021, the Company had cash of approximately $5.0 million and working capital of approximately $5.3 million. In early January 2022, the Company completed an offering of common stock and warrants for gross proceeds of $11.5 million. Our current expectation is that our cash on hand and the proceeds from the offering during January is sufficient to fund our operations into the first quarter of 2023. The timing and costs of clinical trials are difficult to predict and trial plans may change in response to evolving circumstances and as such the foregoing estimates may prove to be inaccurate.

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About CNS Pharmaceuticals, Inc.

CNS Pharmaceuticals a clinical-stage pharmaceutical company developing a pipeline of anti-cancer drug candidates for the treatment of primary and metastatic cancers of the brain and central nervous system. The Company’s lead drug candidate, Berubicin, is a novel anthracycline and the first anthracycline to appear to cross the blood-brain barrier. Berubicin is currently in development for the treatment of a number of serious brain and CNS oncology indications including glioblastoma multiforme (GBM), an aggressive and incurable form of brain cancer.

Additionally, the Company is advancing the development of its WP1244/WP1874 drug technology, which utilizes anthracycline and distamycin-based scaffolds to create small molecule agents and is believed to be 500x more potent than daunorubicin in inhibiting tumor cell proliferation. Preclinical studies of WP1244 demonstrated high uptake in the brain with antitumor activity. CNS Pharmaceuticals is also evaluating the use of WP1244/WP1874 in the treatment of other primary brain and central nervous system cancers, as well as cancers metastatic to the brain including pancreatic, ovarian, and lymphomas.

For more information, please visit www.CNSPharma.com, and connect with the Company on Twitter, Facebook, and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of the Company's cash runway to extend into the first quarter of 2023; the CNS’s ability to expand its potentially pivotal study to evaluate efficacy of Berubicin in the treatment of adult GBM into additional countries; the timing of the interim analysis of the trial; CNS’s ability to complete enrollment in potentially pivotal clinical trial for GBM; and CNS’s ability to file an IND for WP1244/WP1874 in 2023. These statements relate to future events, future expectations, plans and prospects. Although CNS believes the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. CNS has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those discussed under Item 1A. "Risk Factors" in CNS's most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in its Form 10-Q filings and in its other public filings with the SEC. Any forward-looking statements contained in this press release speak only as of its date. CNS undertakes no obligation to update any forward-looking statements contained in this press release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

CONTACTS:

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

CNSP@jtcir.com

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